UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 9, 2021 urban-gro, Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-39933	46-5158469
(Commission File Number)	(IRS Employer Identification No.)

1751 Panorama Point, Unit G

Lafayette, Colorado 80026

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (720) 390-3880

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common stock, par value $0.001 per share	UGRO	Nasdaq

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Director

On June 9, 2021, Lance Galey, a member of the Board of Directors (the “Board”) of urban-gro, Inc. (the “Company”) and a member of the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee of the Board, resigned from such positions. Mr. Galey’s resignation from the Board did not involve any disagreement with the Company, the Company’s management, or the Board.

Appointment of Directors

On June 9, 2021, the Board appointed Anita Britt and David Hsu as directors, each to hold office until the Company’s 2022 annual meeting of stockholders or until his or her successor is duly elected and qualified.

In connection with Ms. Britt’s appointment to the Board, Ms. Britt was appointed to the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee of the Board. Additionally, Ms. Britt, who meets the requirements of Item 407(d)(5)(ii) of Regulation S-K as an “audit committee financial expert,” will serve as the chair of the Audit Committee of the Board. In connection with Mr. Hsu’s appointment to the Board, Mr. Hsu was appointed to the Audit Committee and the Compensation Committee of the Board.

Anita D. Britt, age 57, currently serves as a member of the board of directors of Smith & Wesson Brands, Inc. (“Smith & Wesson”), a position she has held since February 2018. Ms. Britt also serves as the chairperson of the audit committee of the board of directors of Smith & Wesson. Ms. Britt served as Chief Financial Officer of Perry Ellis International, Inc., a publicly traded apparel company, from March 2009 until her retirement in March 2017. From August 2006 to February 2009, Ms. Britt served as Executive Vice President and Chief Financial Officer of Urban Brands, Inc., a privately held apparel company. From 1993 to 2006, Ms. Britt served in various positions, including that of Executive Vice President, Finance, for Jones Apparel Group, Inc., an apparel company. Since August 2018, Ms. Britt has served as a member of the board of directors of Delta Apparel, Inc., a New York Stock Exchange-listed designer, manufacturer, and marketer of lifestyle basics and branded active wear apparel, headwear, and related accessory products (“Delta Apparel”), and is a member of the audit committee and the corporate governance committee of the board of directors of Delta Apparel. Ms. Britt previously served on the board of trustees and the finance committee of St. Thomas University from April 2013 to January 2018 and as its Chief Financial Officer from January 2018 to March 2018. Ms. Britt is a Certified Public Accountant and is a member of the American Institute of Certified Public Accountants and the Pennsylvania Institute of Certified Public Accountants. Ms. Britt is also a Board Leadership Fellow, as designated by the National Association of Corporate Directors.

David Hsu, age 39, previously served as the Chief Operating Officer of The Cronos Group, a leading global cannabinoid company (“Cronos”), from 2016 to 2019. While at Cronos, Mr. Hsu’s primary duties included overseeing all of Cronos’s operations including construction, cultivation, and manufacturing. Prior to joining Cronos, from 2006 to 2016, Mr. Hsu served in various roles with CRG Partners (“CRG”), and later Deloitte upon Deloitte’s acquisition of CRG in 2012, including as Vice President, where he operated and managed distressed companies with revenues of more than $500.0 million. Mr. Hsu received his Bachelor of Science in Business Management from Babson College in 2003 and holds a Certification in Artificial Intelligence: Business Strategies and Applications from the University of California Berkley, which he received in 2020. Mr. Hsu also received a Certification in Financing and Deploying Clean Energy from Yale University, which he received in 2021.

Neither Ms. Britt nor Mr. Hsu have any family relationships with any of the Company’s directors or executive officers or any people nominated or chosen by the Company to become a director or executive officer. Neither Ms. Britt nor Mr. Hsu are a party to any transactions described by Item 404(a) of Regulation S-K.

The Company issued a press release regarding Ms. Britt’s and Mr. Hsu’s appointments on June 14, 2021. The full text of the press release is furnished as Exhibit 99.1 to this Report.

Item 8.01.	Other Events.

On June 14, 2021, the Company issued a press release announcing that it had been selected to be added to the Russell 2000® Index effective June 25, 2021, after the close of the U.S. equity markets. The full text of the press release is furnished as Exhibit 99.1 to this Report.

Item 9.01.	Financial Statements and Exhibits.

Number	Exhibit
99.1	Press Release issued by urban-gro, Inc. on June 14, 2021

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

URBAN-GRO, INC.

Date: June 14, 2021	By:	/s/ Bradley Nattrass
Bradley Nattrass
Chief Executive Officer